Exhibit 15

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated April 24, 2014 on our review of interim financial information of Raytheon Company and its subsidiaries (the "Company") for the three month periods ended March 30, 2014 and March 31, 2013 and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2014 is incorporated by reference in its Registration Statements on Form S-3 (File Nos. 333-186221; 333-71974; 333-58474; 333-82529; and 333-44321) and Form S-8 (File Nos. 333-124690; 333-56117; 333-52536; 333-64168; 333-45629; and 333-168415).
Very truly yours,
/s/  PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 24, 2014